Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257648) and Form S-8 (Nos. 333-262007, 333-257649, 333-254916, 333-237279, 333-226152, 333-220833, 333-213363, 333-206041, 333-201551, 333-153535, and 333-127770) of Viveve Medical, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 17, 2022 relating to the consolidated financial statements of Viveve Medical, Inc., which appears in this Annual Report on Form 10-K.

/s/  BPM LLP

San Jose, California

March 17, 2022